
      As filed with the Securities and Exchange Commission on July 13, 2001
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          FULLNET COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

                                    OKLAHOMA
         (State or other jurisdiction of incorporation or organization)

                                   73-1473361
                      (I.R.S. Employer Identification No.)

                      201 Robert S. Kerr Avenue, Suite 210
                          Oklahoma City, Oklahoma 73102
                                 (405) 236-8200
               (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)

                                ROGER P. BARESEL
                             Chief Financial Officer
                          FullNet Communications, Inc.
                      201 Robert S. Kerr Avenue, Suite 210
                          Oklahoma City, Oklahoma 73102
                                 (405) 236-8200
            (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                               Amount to be      Proposed Maximum          Proposed Maximum           Amount of
   Title of Each Class of Securities to be    Registered (1)    Offering Price per     Aggregate Offering Price   Registration Fee
                 Registered                                        Share (2)(3)                 (2)(3)                   (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.00001 par value per share      6,623,638              $.70                   $4,636,547              $1,159.14
===================================================================================================================================

(1) This registration statement covers shares of common stock previously issued to the selling stockholders and shares of common stock issuable upon the exercise of warrants held by the selling stockholders. This registration statement will cover an indeterminate number of additional shares that may become exercisable under the warrants to the extent permitted by Rule 416 under the Securities Act of 1933, as amended.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the OTC Bulletin Board on July 10, 2001.
(4) The registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as $250 per $1 million.

================================================================================

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [RED HERRING LANGUAGE]

The information in this prospectus is not complete and may be changed. FullNet Communications may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 13, 2001


                                [GRAPHIC OMITTED]




                          FULLNET COMMUNICATIONS, INC.

                        6,623,638 Shares of Common Stock




         The selling stockholders who are identified in this prospectus may offer and sell from time to time up to 6,623,638 shares of common stock of FullNet Communications, Inc. by using this prospectus. Of these shares, 3,923,231 shares are outstanding common stock and 2,700,407 shares are issuable upon the exercise of outstanding warrants and convertible notes. We will not receive any proceeds from the sale of these shares by the selling stockholders. For more information, please refer to "Selling Stockholders" on page 8 of this prospectus.

         The prices at which the selling stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions at such prices as may be agreed upon, and these stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "FULO." On July 10, 2001, the closing sale price for our common stock was $.70 per share.


         Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3.





                           --------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------






             The date of this Prospectus is ________________, 2001.

                                TABLE OF CONTENTS

                                                                            Page
Where to Find More Information.........................................       1
Documents Incorporated by Reference....................................       1
Information Regarding Forward-Looking Statements.......................       2
The Company............................................................       3
Risk Factors...........................................................       3
Use of Proceeds........................................................       8
Selling Stockholders...................................................       8
Plan of Distribution...................................................      12
Legal Matters..........................................................      13
Experts................................................................      13



         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus on page 8 are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We do not have an obligation to update the information in this prospectus after the date on the cover page.


         You can contact us by mail at FullNet Communications,  Inc., 201 Robert
S. Kerr Avenue, Suite 210 Oklahoma City, Oklahoma 73102, or by phone at (405) 236-8200.

                         WHERE TO FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, you should refer to the registration statement. This prospectus summarizes material provisions of agreements and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents, which can be found as either exhibits to the registration statement or exhibits to other filings we have made.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, are required to file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains documents filed by us. The address of the SEC website is http://www.sec.gov. Copies of these documents also may be inspected and copied at the public reference facilities maintained by the SEC at:

 Judiciary Plaza            Citicorp Center             Seven World Trade Center
 Room 1024                  500 West Madison Street     13th Floor
 450 Fifth Street, N.W.     Suite 1400                  New York, NY 10048
 Washington, D.C. 20549     Chicago, IL 60661

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. This prospectus incorporates important business and financial information about FullNet that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

         (1) Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

         (2) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001; and

         (3)      The   description  of  our  common  stock   contained  in  our
                  Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 13, 1999.

         We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information which has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

                          FullNet Communications, Inc.
                      201 Robert S. Kerr Avenue, Suite 210
                          Oklahoma City, Oklahoma 73102
                                 (405) 236-8200
       Attention: Roger P. Baresel, Chief Financial Officer and Secretary

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         In this prospectus, we make statements about our future financial condition, results of operations and business, which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. We wish to caution you that these forward-looking statements involve predictions. These are based on estimates and assumptions made from information currently available to us. We cannot give you any assurance that the future results will be achieved or that, if achieved, such results will be indicative of the results in subsequent periods. The inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that our operating expectations will be realized. Our future results, performance or achievements, could differ materially from those expressed or implied in these forward-looking statements, as a result of risks facing us as more fully described in the "Risk Factors" section of this prospectus.

         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

         o        we may lose subscribers or fail to grow our customer base;

         o        we may  not be  able  to  sustain  our  current  growth  or to
                  successfully   integrate  new  customers  or  assets  obtained
                  through acquisitions;

         o        we may fail to compete with existing and new competitors;

         o we may not adequately respond to technological developments impacting the Internet;

         o we may fail to implement proper security measures to protect our network from inappropriate use, which could overload our network's capacity and cause us to experience a major system failure; and

         o        we may not be able to find needed financing.

         This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this prospectus. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                   THE COMPANY

Overview

         We are a facilities-based integrated communications provider offering dial-up, dedicated and broadband wireless Internet access, as well as web hosting, server co-location and telecommunications premise co-location. Our Internet access services are provided in 25 communities throughout the State of Oklahoma, while our web hosting services are provided to customers throughout the United States and in 40 countries. We provide server co-locations and telecommunications premise co-location from our 10,000 square foot carrier-neutral facility in Oklahoma City, Oklahoma.

         We are an Oklahoma corporation with our principal executive offices located at 201 Robert S. Kerr Avenue, Suite 210, Oklahoma City, Oklahoma 73102, and our Web site is http://www.fullnet.net. The information on our Web site is not incorporated by reference into this prospectus. Our common stock is quoted on the OTC Bulletin Board under the symbol "FULO."

Recent Events

         In May 2001, we successfully completed an exchange offer pursuant to which approximately $1.7 million of our convertible debt and approximately $125,000 of accrued interest were converted into an aggregate 2,064,548 shares of our common stock and 436,748 common stock purchase warrants, exercisable at $2.00 per share for five years. The amount exchanged represented approximately 78% of our convertible debt outstanding immediately prior to the exchange offer. The principal and interest were exchanged for shares of the Company's common stock valued at $.90 and $1.00 per share, respectively.

         In June 2001, we acquired substantially all of the assets of Oklahoma City-based IPDataCom, a provider of Internet access, web hosting and e-commerce services. In connection with the acquisition, we issued an aggregate 135,000 shares of our common stock and a two-year $50,000 promissory note. As a result of the acquisition, we acquired IPDataCom's high-speed broadband Internet access network serving a number of office buildings in downtown Oklahoma City, including the Bank One Tower, City Center Tower and First National Center.

                                  RISK FACTORS

         The shares of common stock being offered involve a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before you buy shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have a history of operating losses and we cannot assure you that we will achieve ongoing profitability.

         For the fiscal year ended December 31, 1999, we sustained a loss from operations of approximately $470,000 and for the fiscal year ended December 31, 2000, we sustained a loss from operations of approximately $2,160,000. Future losses are anticipated to occur. We continue to have insufficient cash flow to grow operations and we cannot assure you that we will be successful in reaching or maintaining profitable operations.

We have historically relied on our ability to raise equity capital to fund our operating losses and working capital requirements.

         As of March 31, 2001, we had an accumulated deficit of $5,991,451 and a working capital deficit of $1,174,268. To fund these losses and working capital deficits, we have raised, since inception, approximately $6,000,000 through the sale of convertible notes, common stock and warrants to various investors. In May 2001, we completed a restructuring of approximately $1.7 million of our long-term debt by exchanging it for shares of our common stock and common stock purchase warrants. Although this restructuring resulted in the conversion to equity of approximately 78% of our total outstanding convertible debt, our current level of cash flow from operations is insufficient to fully service the remaining indebtedness without raising additional capital. We may not be able to raise additional capital on acceptable terms, if at all. If we do, the additional capital may be on terms that are dilutive to existing stockholders. If we are unable to raise sufficient capital, we may not be able to remain competitive or continue our operations at present levels, or at all.

We will require additional financing to implement our business strategy of providing a full range of Internet access services, including facilities-based broadband wireless and digital subscriber line Internet access.

         Although we raised $1,930,000 in a privately-placed convertible debt offering completed in March 2001, we will need to raise additional equity or debt financing to execute our business plan. We will not receive any proceeds from this offering although we may receive up to $1,433,194 in gross proceeds from the exercise of the warrants held by the selling stockholders.

         Based on our projected cash requirements, we will need $2.5 million in additional financing in order to fund our facilities-based broadband wireless and DSL growth initiatives. We may not be able to obtain additional financing on terms favorable to us. We will begin growth initiatives only if we succeed in raising capital at an appropriate cost. If additional financing is not obtained, our growth plans will be deferred. If additional financing for FullNet is not obtained and we do not reduce cash expenditures at FullNet sufficiently, we may not be able to sustain the operations of FullNet. If our cash flows are less than anticipated or if we incur unanticipated expenses, we may not be able to continue improvement, development and expansion of our broadband wireless and DSL network or pursue expansion of our co-location business.

We have relied, and expect to continue to rely in the near future, on a single customer for the majority of our co-location revenues, and any delay in receiving revenues from this customer could harm our financial performance in any quarter.

         During the quarter ended March 31, 2001, we derived more than 56% of our co-location revenues and more than 25% of our total revenues from a single customer, KMC Telecom V, Inc. As a result, our operating results could suffer if we lost this customer or if revenues from this customer are delayed in any future fiscal period. No other single customer accounted for more than 10% of our revenues during such period. Although we are actively seeking additional co-location customers, we expect that we will continue to depend upon a small number of customers for a significant portion of our co-location revenues, and that such revenues will continue to constitute a significant percentage of our total revenues.

If we fail to keep pace with technological change and evolving industry standards, we may lose customers.

         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions. Our future success depends, in part, on our ability to:

         o        use leading technologies to develop our technical expertise;
         o        enhance our existing services; and
         o develop new services that meet changing customer needs on a timely and cost-effective basis.

         In particular, we must provide customers with the appropriate products, services, and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our business. Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.

         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that most of our customers currently use. If we are not able to make the capital expenditures necessary to implement facilities-based broadband wireless and DSL services, we will be at a severe competitive disadvantage.

Any decline in our customer retention levels or our prices will adversely affect revenues and results of operations.

         Our new customer acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing customers. While we continue to invest significant resources in our infrastructure and technical and customer support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help customer retention. Any significant loss of customers will substantially decrease our revenue and cause our business to suffer.

         As a result of competitive pricing pressures in the market for Internet services, we may reduce the prices we charge our Internet customers. We expect that such price reductions could adversely affect our results of operations, unless we can lower our costs commensurate with such price decreases.

If we fail to integrate resources acquired through acquisitions, we will lose customers and our liquidity, capital resources and results of operations will be adversely affected.

         Since 1995, we have acquired the stock or assets of eight companies and may acquire a number of other companies in the next few months. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and customer accounts. Acquisitions often involve a number of special risks, including the following:

         o we may experience difficulty integrating acquired operations and personnel;
         o        we may be unable to retain acquired customers;
         o        the acquisition may disrupt our ongoing business;
         o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;
         o the businesses we acquire may fail to achieve the revenues and earnings we anticipated;
         o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and
         o our resources may be diverted in asserting and defending our legal rights.

         We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

         o        causing us to incur additional debt;
         o increasing amortization expenses related to goodwill and other intangible assets; and
         o        diluting your ownership interest.

Any of these factors could have a material adverse effect on our business.

If we are unable to obtain sufficient network capacity from our internal and leased network, our ability to grow will be severely curtailed.

         Our success depends, in part, on the capacity, reliability, and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems, and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

         o particular dial-up points of presence affecting only customers attempting to use that particular point of presence; and
         o system wide services, such as e-mail and news services, which can affect all customers.

         Capacity constraints result in slowdowns, delays, or inaccessibility when customers try to use a particular service. Poor network performance could cause customers to terminate their service with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost.

         In order to provide Internet access and other online services to our customers, we access lines from national telecommunications service providers. We are dependent upon these providers of data communications facilities. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. These service providers provide network access to some of our competitors, and could choose to grant these competitors preferential network access, potentially limiting our customers' ability to access the Internet.

Our future success will depend upon the continued service of certain key technical and senior management personnel.

         Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing key managerial, technical or sales and marketing personnel. The loss of key personnel could adversely affect our business.

         We believe our ability to achieve increased revenues will depend in part upon our ability to attract and retain highly skilled sales and marketing personnel. Competition for such personnel is intense, and we may not be able to retain such key employees, and there are no assurances that we will be successful in attracting and retaining such personnel in the future. In addition, our ability to hire and retain such personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel will adversely affect our business.

A downturn in the telecommunications industry could reduce demand for our co-location services.

         For the three months ended March 31, 2001, our co-location services accounted for approximately 45% of our total revenues, and we intend to actively pursue increased sales of such co-location services. We rely significantly upon companies concentrated in the telecommunications industry as a source of customers for our co-location services. We believe that a downturn in the telecommunications industry in general could result in reduced demand for our co-location services as telecommunication companies defer their own expansion plans because of the economic climate.

We face intense competition, and if we are unable to compete effectively, we may lose market share or be forced to reduce prices.

         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing, and other resources than we have. We compete directly or indirectly with the following categories of companies:

         o established online services, such as America Online, the Microsoft Network, CompuServe, and Prodigy;
         o local, regional, and national Internet service providers, such as Earthlink, Network, Inc., Internet America, PSINet, and Verio;
         o national telecommunications companies, such as AT&T Corp., MCI WorldCom, Inc., Sprint, and GTE;
         o regional Bell operating companies, such as BellSouth and SBC Communications; and
         o        online cable services, such as At Home and Roadrunner.

         Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.

There is a limited market for the shares of common stock.

         Historically, there has been an extremely limited public market for our common stock. We cannot guarantee that the market will be sustained or will expand. The price of our common stock is highly volatile. Due to the limited trading volume and small capitalization of our common stock, many investors may not be interested in owning our securities because of the higher risks associated with limited trading volume and small market capitalization such as the inability to sell a substantial block of stock at one time without driving down prices. This could have an adverse effect on the market for our common stock.

"Penny Stock" regulations may impose certain restrictions on marketability of our stock, which may affect the ability of holders of our common stock to sell their shares.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The penny stock rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative,
         o        current quotations for the securities, and
         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in penny stocks and it is unlikely that any bank or financial institution will accept penny stock as collateral.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares sold under this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." However, we may receive up to $1,433,194 in gross proceeds from the exercise of the warrants held by the selling stockholders.


                              SELLING STOCKHOLDERS

         The following table sets forth, to our knowledge, as of the date of this prospectus, the names of each of the selling stockholders, the number of "common equivalent shares" that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus and the number of common equivalent shares to be held by each selling stockholder assuming the sale of all the common stock offered hereby. The share capital of FullNet consists of (i) common stock, 6,503,172 shares of which were outstanding or deemed to be outstanding
(subject to immediate issuance) as of July 10, 2001, (ii) 1,885,030 shares of common stock subject to outstanding warrants to purchase such shares, (iii)
567,377 shares of common stock issuable upon  conversion of our  outstanding 11%
Convertible Promissory Notes, and (iv) 383,352 shares of common stock subject to outstanding exercisable options. For the purposes of the following table, the term "common equivalent shares" shall refer to the 9,338,931 shares of common stock outstanding on an as converted or as exercised basis.

         Except as indicated in the following table, none of the selling shareholders has had a material relationship with FullNet within the past three years other than ownership of the shares or other securities of FullNet.

         The  shares  may  be  offered  at   different   times  by  the  selling
stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift or through another non-sale related transfer.
We may amend or  supplement  this  prospectus  from  time to time to update  the information provided in the table. This registration  statement also shall cover any  additional  shares of common  stock which become  issuable  with the shares registered  for sale by this  prospectus by reason of any stock  divided,  stock split, recapitalization or other similar transaction made without the receipt of
consideration   which  results  in  an  increase  in  the  number  of  FullNet's outstanding shares of common stock.

                                               Common Equivalent                       Common Equivalent
                                              Shares Beneficially                     Shares Beneficially
                                            Owned Prior to Offering                   Owned After Offering
                                                      (1)                                    (1)(2)
                                           --------------------------               -------------------------
                                                                         Number
                                                                       of Shares
       Name of Selling Stockholder           Number       Percent        Being        Number       Percent
       ---------------------------           ------       -------        -----        ------       -------
                                                                        Offered
                                                                        -------

Timothy J. Kilkenny (3)                     1,550,000     16.60%         50,000     1,500,000      16.06%
Rupinder S. Sidhu (4)                         628,685      6.73%        628,685         --           --
Alexander M. Eaton Revocable Trust (5)        610,851      6.54%        610,851         --           --
Wallace L. Walcher (6)                        783,345      8.39%        763,212        20,133         *
Peter Rettman (7)                             453,433      4.85%        453,433         --           --
Generation Capital Associates (8)             417,608      4.47%        417,608         --           --
Karen Gustafson and Greg Kusnick (9)          389,053      4.17%        389,053         --           --
Greg Lowney and Maryanne Snyder (9)           389,053      4.17%        389,053         --           --
Amothy Corporation (10)                       300,000      3.21%        300,000         --           --
Roger P. Baresel (11)                         190,817      2.04%        107,617        83,200         *
Christopher P. Hall (12)                      158,804      1.70%        158,804         --           --
Cliff Levy (13)                               158,804      1.70%        158,804         --           --
Day Edwards Propester & Christensen
P.C. (14)                                     155,524      1.70%        155,524         --           --
Higganbotham.com, LLC (15)                    125,000      1.34%        125,000         --           --
Veda Clayton Trust (16)                       124,862      1.34%        124,862         --           --
Andrew J. Lewis (17)                          112,853      1.21%        112,853         --           --
Sam Lewis (18)                                112,853      1.21%        112,853         --           --
Lary Smith (19)                               111,794      1.20%        111,794         --           --
William & Waddell, Inc. (20)                  107,375      1.15%        107,375         --           --
Chase Family Trust (21)                        90,000        *           90,000         --           --
Gary E. Bryant (22)                            82,418        *           82,418         --           --




                                       8

                                              Common Equivalent                       Common Equivalent
                                              Shares Beneficially                     Shares Beneficially
                                            Owned Prior to Offering                   Owned After Offering
                                                      (1)                                    (1)(2)
                                           --------------------------               -------------------------
                                                                         Number
                                                                       of Shares
       Name of Selling Stockholder           Number       Percent        Being        Number       Percent
       ---------------------------           ------       -------        -----        ------       -------
                                                                        Offered
                                                                        -------

Douglas Pat Cerretti (23)                      82,147        *           82,147         --           --
National Securities Corporation (24)           81,000        *           81,000         --           --
William P. Cessna (25)                         79,402        *           79,402         --           --
Frank P. Giove (26)                            79,402        *           79,402         --           --
Margo Marcadis (27)                            79,402        *           79,402         --           --
W. Wayne Maples (28)                           79,402        *           79,402         --           --
Steve Rothstein (29)                           71,528        *           71,528         --           --
John O'Shea (30)                               71,304        *           71,304         --           --
Herbert Pruzan (31)                            71,487        *           71,487         --           --
James E. Hosch (32)                            60,000        *           60,000         --           --
Jonathan T. Jones (33)                         55,658        *           55,658         --           --
FHW, Inc. (34)                                 51,226        *           51,226         --           --
Paul A. Baresel                                50,000        *           50,000         --           --
Robert O. McDonald (35)                        41,309        *           41,309         --           --
Rader Living Trust (36)                        41,309        *           41,309         --           --
Gary Clayton (37)                              33,000        *           33,000         --           --
Reynold Berti                                  25,000        *           25,000         --           --
Think Capital (38)                             25,000        *           25,000         --           --
Brian Hayes (39)                               14,316        *           14,316         --           --
Andrew P. Chase                                12,500        *           12,500         --           --
Samuel M. Chase, III                           12,500        *           12,500         --           --
Ashley F. Jones                                12,457        *           12,457         --           --
Brian McGee (40)                                6,000        *            6,000         --           --
Daniel Dannedhauer                              5,000        *            5,000         --           --
Steven M. Bathgate (41)                         4,000        *            4,000         --           --
Eugene C. McColley (41)                         4,000        *            4,000         --           --
Gail E. Lang (42)                               3,650        *            3,650         --           --
Capital West Securities, Inc. (43)              3,000        *            3,000         --           --
Larry Wright (44)                               3,000        *            3,000         --           --
Jonathan R. Walcher                             2,750        *            2,750         --           --
Chris Hyde                                      2,000        *            2,000         --           --
Vicki D. E. Barone (45)                         2,000        *            2,000         --           --
Pete Bloomquist (45)                            2,000        *            2,000         --           --
Cheryl A. Williams                              1,661        *            1,661         --           --
Kimberly Engler                                 1,661        *            1,661         --           --
Heidi M. Keller                                 1,661        *            1,661         --           --
Robert L. Burnham                               1,107        *            1,107         --           --
Westminster Securities Corporation (46)         1,000        *            1,000         --           --


*        Less than 1%.

(1) Based on 9,338,931 common equivalent shares outstanding as of July 10, 2001 (consisting of 6,503,172 shares of common stock outstanding or deemed to be outstanding (subject to immediate issuance) as of July 10, 2001, (ii) 1,885,030 shares of common stock subject to outstanding warrants to purchase such shares, (iii) 567,377 shares of common stock issuable upon conversion of our outstanding 11% Convertible Promissory Notes, and (iv) 383,352 shares of common stock subject to presently exercisable options.
(2) Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.
(3) Includes 740,000 shares of common stock held by Mr. Kilkenny, 120,000 shares of common stock issuable upon exercise of presently exercisable stock options and 690,000 shares of common stock held by Laura Kilkenny, Mr. Kilkenny's spouse, as to which 690,000 shares Mr. Kilkenny disclaims any beneficial ownership. Timothy J. Kilkenny has served as our Chief Executive Officer, President and Chairman of the Board of Directors since our inception in May 1995.

(4) Includes 344,018 shares of common stock and 284,667 shares of common stock issuable upon exercise of warrants.
(5) Includes 503,018 shares of common stock and 107,833 shares of common stock issuable upon exercise of warrants. Alexander Eaton is trustee of the Alexander M. Eaton Revocable Trust and may be deemed a beneficial owner of the shares held by the trust because of his voting and dispositive power with respect to such shares.
(6) Includes 486,102 shares of common stock held jointly by Mr. Walcher and his spouse, 11,000 shares held in the name of Mr. Walcher's minor children (Daniel S. Walcher, 2,750 shares; Kathryn S. Walcher, 2,750 shares; Bonnie R. Walcher, 2,750 shares, and Samuel N. Walcher, 2,750 shares) and of which Mr. Walcher may be deemed to be the beneficial owner, 178,152 shares of common stock held by Mr. Walcher, 87,958 shares of common stock issuable upon exercise of warrants and 20,133 shares of common stock issuable upon exercise of presently exercisable stock options. Mr. Walcher has served as Vice President of Acquisitions and Telecommunications of FullNet since December 8, 2000. Prior to that he served as our Chief Operating Officer from March 1, 2000. Previously, Mr. Walcher was President and CEO of Harvest Communications of Enid, Oklahoma. We acquired Harvest on February 29, 2000.
(7) Includes 163,849 shares of common stock, 206,250 shares of common stock issuable upon exercise of warrants and 83,334 shares of common stock issuable upon conversion of a convertible note. Mr. Rettman is an employee of National Securities Corporation, which firm has acted as our financial advisor in the past.
(8) Includes 142,608 shares of common stock and 275,000 shares of common stock issuable upon exercise of warrants.
(9) Includes 156,414 shares of common stock, 93,750 shares of common stock issuable upon exercise of warrants and 138,889 shares of common stock issuable upon conversion of a convertible note.
(10) Represents 300,000 shares of common stock issuable upon exercise of warrants. Amothy Corporation has acted as a consultant to FullNet.
(11) Includes 31,250 shares of common stock held jointly by Mr. Baresel and his spouse, 12,500 shares of common stock issuable upon exercise of warrants held jointly by Mr. Baresel and his spouse, 29,408 shares held by Mr. Baresel, 42,659 shares of common stock held by Judith Baresel, Mr. Baresel's spouse, and 75,000 shares of common stock issuable upon exercise of presently exercisable stock options. Mr. Baresel has served as Chief Financial Officer and Secretary of FullNet since November 2000.
(12) Includes 108,804 shares of common stock and 50,000 shares of common stock issuable upon exercise of warrants. Mr. Hall was formerly an employee of National Securities Corporation.
(13) Includes 60,652 shares of common stock held by Mr. Levy, 18,750 shares of common stock issuable upon exercise of warrants held by Mr. Levy, 73,152 shares of common stock held by Nale Development and 6,250 shares of common stock issuable upon exercise of warrants held by Nale Development. Mr. Levy is President of Nale Development.
(14) Includes 108,184 shares of common stock and 47,340 shares of common stock issuable upon exercise of warrants. Day Edwards Propester & Christensen, P.C. has acted as counsel to FullNet and is representing us in connection with the registration of the shares of common stock being sold pursuant to this prospectus.
(15) Represents common stock issued in connection with the acquisition of IPDataCom, a division of Higganbotham.com, LLC.
(16) Includes 38,750 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants and 61,112 shares of common stock issuable upon conversion of a convertible note. Veda Clayton Kerbo is the trustee of the trust and may be deemed a beneficial owner of the shares held by the trust because of her voting and dispositive power with respect to such shares.
(17) Includes 75,353 shares of common stock and 37,500 shares of common stock issuable upon exercise of warrants. Andy Lewis is an employee of National Securities Corporation.

(18) Includes 75,353 shares of common stock and 37,500 shares of common stock issuable upon exercise of warrants. Sam Lewis is an employee of National Securities Corporation.
(19) Includes 89,246 shares of common stock and 22,548 shares of common stock issuable upon exercise of warrants.
(20) Includes 74,150 shares of common stock and 33,225 shares of common stock issuable upon exercise of warrants. William & Waddell, Inc. has acted as our financial advisor in the past.
(21) Includes 45,000 shares of common stock and 45,000 shares of common stock issuable upon exercise of warrants. Nancy J. Chase is trustee of the Chase Family Trust and may be deemed a beneficial owner of the shares held by the trust because of her voting and dispositive power with respect to such shares. Mrs. Chase is the spouse of Samuel M. Chase, Jr., an employee of National Securities Corporation.
(22) Includes 57,418 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants. Mr. Bryant is the president of Newport Capital Consultants, Inc., a consultant to FullNet.
(23) Includes 69,647 shares of common stock and 12,500 shares of common stock issuable upon exercise of warrants.
(24) Includes 60,000 shares of common stock and 21,000 shares of common stock issuable upon exercise of warrants. National Securities Corporation has acted as our financial advisor in the past.
(25) Includes 73,152 shares of common stock and 6,250 shares of common stock issuable upon exercise of warrants.
(26) Includes 54,402 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants. Mr. Giove was formerly an employee of National Securities Corporation.
(27) Includes 54,402 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants.
(28) Includes 60,652 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants.
(29) Represents 43,750 shares of common stock issuable upon exercise of warrants and 27,778 shares issuable upon conversion of a convertible note. Mr. Rothstein is the Chairman of National Securities Corporation.
(30) Includes 15,748 shares of common stock and 55,556 shares of common stock issuable upon conversion of a convertible note.
(31) Includes 3,431 shares of common stock and 12,500 shares of common stock issuable upon exercise of warrants and 55,556 shares of common stock issuable upon conversion of a convertible note.
(32) Represents 60,000 shares of common stock issuable upon exercise of warrants. Mr. Hosch has acted in the past as a financial advisor to FullNet.
(33) Includes 42,508 shares of common stock and 13,150 shares of common stock issuable upon exercise of warrants. Mr. Jones is an employee of FullNet.
(34) Includes 44,976 shares of common stock and 6,250 shares of common stock issuable upon exercise of warrants. FHW, Inc. has acted in the past as a consultant to FullNet.
(35) Includes 35,059 shares of common stock and 6,250 shares of common stock issuable upon exercise of warrants.
(36) Includes 35,059 shares of common stock and 6,250 shares of common stock issuable upon exercise of warrants. Robert G. Rader is the trustee of the trust and may be deemed a beneficial owner of the shares held by the trust because of his voting and dispositive power with respect to such shares.
(37) Includes 18,000 shares of common stock and 15,000 shares of common stock issuable upon exercise of warrants.
(38) Represents 25,000 shares of common stock issuable upon exercise of warrants. Think Capital has acted in the past as a consultant to FullNet.
(39) Includes 6,644 shares of common stock, 1,409 shares of common stock issuable upon exercise of warrants and 6,263 shares of common stock issuable upon conversion of a convertible note.
(40) Represents 6,000 shares of common stock issuable upon exercise of warrants.
(41) Represents 4,000 shares of common stock issuable upon exercise of warrants.

(42) Includes 2,000 shares of common stock and 1,650 shares of common stock issuable upon exercise of warrants.
(43) Represents 3,000 shares of common stock issuable upon exercise of warrants.
(44) Includes 1,500 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants.
(45) Represents 2,000 shares of common stock issuable upon exercise of warrants.
(46) Represents 1,000 shares of common stock issuable upon exercise of warrants.


                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the shares of common stock covered by this prospectus may be offered and sold from time to time as set forth in this section. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby. The selling shareholders, or their pledgees, transferees or other successors in interest, may sell the shares of common stock from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. To this end, the selling shareholders may offer their shares for sale in one or more of the following:

         o        in the over-the-counter market;
         o through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation in privately negotiated transactions;
         o in transactions other than on such exchanges or in the over-the-counter market;
         o        by pledge to secure debts and other obligations;
         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or in a combination of any of the above transactions.

         If the selling shareholders sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling shareholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both. Such commissions, concessions, allowances or discounts might be in excess of customary amounts. To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed broker/dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but may receive certain funds as described under "Use of Proceeds."

         In connection with the distribution of their shares, certain of the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders.

         The  selling   shareholders   may  also  enter  into  option  or  other
transactions with broker-dealers which require the delivery of the shares to the broker-dealer.

         The selling shareholders may also loan or pledge their shares to a broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default, may sell the pledged shares.

         The selling shareholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act. In that case, any profit on the sale of shares by a selling shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. Any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition to any other applicable laws or regulations, selling shareholders must comply with regulations relating to distributions by selling shareholders, including Regulation M under the Exchange Act.

         Concurrently with sales under this prospectus, the selling shareholders may effect sales of other shares not covered by this prospectus under Rule 144 of the Securities Act or other exempt resale transactions, to the extent the sales qualify under Rule 144 or such other exemption.


                                  LEGAL MATTERS

         Day, Edwards, Propester & Christensen, P.C., Oklahoma City, Oklahoma will pass upon the validity of the securities. Day, Edwards, Propester & Christensen, P.C. is the holder of record of 108,184 shares of our common stock and 47,340 shares of our common stock issuable upon the exercise of warrants. All of the 155,524 shares are being registered pursuant to this registration statement.


                                     EXPERTS

         The consolidated financial statements of FullNet Communications, Inc. at December 31, 1999 and 2000 and for the years then ended, appearing in the company's Form 10-KSB for the year ended December 31, 2000, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference.

         Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                6,623,638 Shares


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                          FULLNET COMMUNICATIONS, INC.




                                 ______________


                                  Common Stock

                                 ______________


                                   PROSPECTUS












         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                ___________, 2001

                          FULLNET COMMUNICATIONS, INC.
                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth (with the exception of the fees of counsel, if any, to the Selling Stockholders) the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares, other than the fees of counsel, if any, to the Selling Stockholders, will be borne by the Company. All of the amounts shown are estimates except the registration fee.

  Securities and Exchange Commission registration fee.........      $  1,159.14
  Legal fees and expenses.....................................      $ 10,000.00
  Accounting fees and expenses................................      $  5,000.00
  Printing and engraving expenses.............................      $    500.00
  Blue sky fees and expenses..................................      $  4,000.00
  Miscellaneous...............................................      $        --
                                                                    -----------
           TOTAL EXPENSES                                           $ 20,659,14
                                                                    ===========

Item 15.  Indemnification of Directors and Officers.

         Section 1006(B)(7) of the General Corporation Act of the State of Oklahoma (the "OGCA") authorizes a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care, including acts constituting gross negligence. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

         Section 1031 of the OGCA empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Further, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

         An indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the OGCA. The indemnification provided by the OGCA shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the OGCA shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Registrant's Charter and Bylaw Provisions

         Section 7.1 of the Registrant's bylaws provides for indemnification to the fullest extent permitted by Section 1031 of the OGCA.

Item 16.  Exhibits.

         Exhibit
         Number   Name of Exhibit
         -------  ---------------

         5.1* Opinion of Day, Edwards, Propester & Christensen, P.C. as to the legality of the securities being registered

         23.1*    Consent of Grant Thornton LLP

         23.2*    Consent  of  Day,  Edwards,  Propester  &  Christensen,   P.C.
                  (included in Exhibit 5.1)

         *        Filed herein.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes that:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (a) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (b) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. and

                  (c)      include   any   additional   or   changed    material
                           information on the plan of distribution.

                  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination or end of the offering.

         (4) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereon duly authorized in the City of Oklahoma City, State of Oklahoma, on July 13, 2001.

                                         FULLNET COMMUNICATIONS, INC.
                                         an Oklahoma corporation

                                         By:  /s/ Timothy J. Kilkenny
                                              ----------------------------------
                                              Timothy J. Kilkenny, President and
                                              Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


                NAME AND TITLE                                      DATE
                --------------                                      ----

/s/ Timothy J. Kilkenny                                         July 13, 2001
-----------------------------------------------------
Timothy J. Kilkenny,
         Chairman of the Board of Directors and
         President and Chief Executive Officer


/s/ Roger P. Baresel                                            July 13, 2001
-----------------------------------------------------
Roger P. Baresel,
         Director and Chief Financial Officer


/s/ Patricia R. Shurley                                         July 13, 2001
-----------------------------------------------------
Patricia R. Shurley,
         Vice President of Finance  (Principal
         Accounting  Officer)